UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDGELINE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

____________________________________Nevada____________________________________
(State or other jurisdiction of incorporation or organization)

_____________________________________2834___________________________________
(Primary Standard Industrial Classification Code Number)

____________________________________88-0507007____________________________________
(I. R. S. Employer Identification Number)

1330 Post Oak Blvd., Suite 1600, Houston, Texas   77056, (713) 621-5208
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

J. Leonard Ivins, Edgline Holdings,1330 Post Oak Blvd., Suite 1600, Houston, Texas   77056 (713) 621-5208

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:

THOMAS C. PRITCHARD or SONDRA JURICA, BREWER & PRITCHARD, P.C.,
 THREE RIVERWAY, SUITE 1800, HOUSTON, TEXAS 77056, PHONE (713) 209-2950,  FAX (713) 659-5302

As soon as practicable after this Registration Statement becomes effective
 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                            Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)                                                                                                                                 Smaller reporting company ☒

SEC 870 (02-08)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CALCULATION OF REGISTRATION FEE

Title of Each Class ofSecurities To Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.08	12,000,000	$0.43	$5,160,000	$202.79
TOTAL				$202.79

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant’s common stock on February 19, 2008, as reported on the OTC Bulletin Board.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated ___________, 2008.

Preliminary Prospectus

    The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EDGELINE HOLDINGS, INC.

12,000,000 SHARES

    This prospectus relates to the offer and sale of shares of Edgeline Holdings, Inc.’s common stock by the selling stockholder, Dutchess Private Equities Fund, Ltd. (“Dutchess”).

    This offering is not being underwritten.  We have agreed to indemnify Dutchess.  Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholder.  Dutchess is an underwriter within the meaning of the Securities Act of 1933, as amended.

    Our common stock is currently traded on the OTC Bulletin Board under the symbol ELHI.  On February 19, 2008, the closing price of our common stock was $0.43 per share.

    Investing in our common stock involves risks.  You should purchase our shares only if you can afford a complete loss of your investment.  WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 11 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________________, 2008.

EDGELINE HOLDINGS, INC.
FORM S-1

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

Edgeline Holdings, Inc.’s business, financial condition and results of operations could be materially adversely affected if any of these risks materialized, which could result in the trading price of our common stock to decline.

The Company has a history of operating losses and does not expect to be profitable in the near future.

The Company has not generated any profits since its inception, has no source of revenues, and has incurred significant operating losses.  Furthermore, due to the nature of developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems, the Company does not expect to generate significant revenue until future years.  As the Company begins to develop its business strategy, it expects its expenses to increase in the next few years.

Failure to raise additional capital will prevent the Company from implementing its business strategy.

The Company needs to obtain significant additional capital resources through equity and/or debt financings.  As of December 31, 2007, the Company had minimal assets in cash and cash equivalents and negative working capital.  Its December 31, 2007 cash balances will only provide it enough cash to fund operations through February 2008.  Unless the Company receives funds from the Dutchess transaction or any other best efforts debt or equity financing, it will need to raise additional capital to fund operations in 2008.  The Company does not have credit facilities available with financial institutions or other third parties, other than the Dutchess transaction, which it cannot guarantee it will receive funds through.  The Company can provide no assurance it will be successful in seeking this or any additional financing, and the failure to obtain any such financing may cause it to curtail operations.

The Company’s management is currently unproven.

The Company has a limited history of operations under the management and control of the new officers and directors of the Company.  The Company believes that the combined skill, education and experience of the new management team will be successful in its endeavors; however, there is no guarantee that the new management team will be successful.

The Company’s stock price is highly volatile.

The market price of the Company's common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile.  These fluctuations may or may not be based upon any business or operating results.  Its common stock may experience similar or even more dramatic price and volume fluctuations in the future.

Assuming the Company utilizes the maximum amount available under the equity line of credit, existing shareholders could experience substantial dilution upon the issuance of the shares.

The Company’s equity line of credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of its common stock to Dutchess subject to certain restrictions and obligations.  The following is an example of the number of shares that could be issued at various prices assuming the Company utilizes the maximum amount remaining available under the equity line of credit.  These examples assume issuance at a market price of $0.43 per share and at 10%, 25% and 50% below $0.43 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent Below Current Market Price	Price Per Share (1)	Number of Shares Issuable (2)	Shares Outstanding After Issuance (3)	Percent of Outstanding Shares (4)
0%	$0.43	24,224,806	66,294,339	36.5%
10%	$0.39	26,709,402	68,778,935	38.8%
25%	$0.32	32,552,083	74,621,616	43.6%
50%	$0.22	47,619,048	89,688,581	53.1%

(1)                Represents purchase prices equal to 96% of $0.43, the closing bid price of the Company’s common stock on February 19, 2008, and potential reductions thereof of 10%, 25% and 50%.
(2)                Represents the number of shares issuable if the entire $10,000,000 commitment under the equity line of credit was drawn down at the indicated purchase prices.
(3)                Based on 42,069,533 common shares issued and outstanding on February 15, 2008.
       (4)                Percentage of the total outstanding shares of common stock after the issuance of the shares indicated which would be owned by Dutchess, without considering any contractual restriction on the number of shares the selling stockholder may own at any point in time, other restrictions on the number of shares the Company may issue or issuance of shares under any of its other convertible or exchange securities.

The lower the stock price, the greater the number of shares issuable under the Dutchess transaction, which could contribute to the future decline of the Company’s stock price and dilute existing shareholders’ equity and voting rights.

The number of shares that Dutchess may receive under Dutchess’ transaction with the Company is calculated based upon the market price of the Company’s common stock prevailing at the time of each conversion.  The lower the market price, the greater the number of shares issuable under the agreement.  Upon issuance of the shares, to the extent that investors will attempt to sell the shares into the market, these sales could further reduce the market price of the Company’s common stock.  This in turn will increase the number of shares issuable under the agreement.  This could lead to lower market prices and a greater number of shares to be issued.  A larger number of shares issuable at a discount in a declining market could expose the Company’s shareholders to greater dilution and a reduction in the value of their investment.

The investor in the Dutchess Transaction will pay less than the then prevailing market price of the Company’s common stock, which could cause the price of its common stock to decline.

The Company’s common stock to be issued under the investment agreement with Dutchess will be purchased at a discount to the market price.  Each issuance of shares of its common stock will dilute the value of each share of common stock due to the increase in the number of outstanding shares.  Dutchess has a financial incentive to sell the Company’s shares immediately upon receiving the shares to realize the profit between the discounted price and the market price, which could result in the price of the Company’s common stock decreasing and an increased likelihood that further sales will be imminent.  Accordingly, the structure of the Dutchess agreement may result in the price of the Company’s common stock declining.

Additional capital may dilute current stockholders.

In order to provide capital for the operation of the Company’s business, it may enter into additional financing arrangements.  These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of the Company’s existing common stock.

A low market price may severely limit the potential market for the Company’s common stock.

The Company’s common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company’s common stock.

The Company is unlikely to pay dividends on its common stock.

The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future.  While its dividend policy will be based on its operating results and capital needs, the Company anticipates that all earnings, if any, will be retained to finance its future operations.

The Company’s business is at an early stage of development.

The Company’s business is at an early stage of development.  It does not have any products in clinical trials or on the market.  It is still in the early stages of identifying and conducting research on potential products.  Its potential products will require regulatory approval prior to marketing in the United States and other countries.  Obtaining such approval will require significant research and development and preclinical and clinical testing.  The Company may not be able to develop any products, to obtain regulatory approvals, to enter clinical trials for any of its product candidates, or to commercialize any products.  Its product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use.  Any product using any of the Company’s technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

The Company will need additional capital to conduct its operations and develop its products and its ability to obtain the necessary funding is uncertain.

The Company needs to obtain significant amounts of additional capital to develop its products and continue its business. The capital may come from many sources, including equity and/or debt financings, license arrangements, grants and/or collaborative research arrangements.

The timing and degree of any future capital requirements will depend on many factors, including:
  the accuracy of the assumptions underlying the Company’s estimates for capital needs in 2008 and beyond;
  scientific progress in its research and development programs;
  the magnitude and scope of its research and development programs;
  its ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;
  its progress with preclinical development and clinical trials;
  the time and costs involved in obtaining regulatory approvals;
  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and
  the number and type of product candidates that it pursues.
     Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all.  Additional equity financings could result in significant dilution to the Company’s stockholders.  Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require it to relinquish rights to some of its technologies, product candidates or products that the Company would otherwise seek to develop and commercialize itself. If sufficient capital is not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its programs, any of which could have a material adverse effect on its financial condition or business prospects.

Clinical trials are subject to extensive regulatory requirements, very expensive, time-consuming and difficult to design and implement.  The Company’s anticipated products may fail to achieve necessary safety and efficacy endpoints during clinical trials.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous Food and Drug Administration (“FDA”) requirements, and must otherwise comply with federal, state and local requirements and policies of the medical institutions where they are conducted.  The clinical trial process is also time-consuming.  The Company estimates that clinical trials of its product candidates will take at least several years to complete.  Furthermore, failure can occur at any stage of the trials, and the Company could encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:
  FDA or Institutional Review Board (“IRB”) objection to proposed protocols;
  discussions or disagreement with FDA over the adequacy of trial design to potentially demonstrate effectiveness, and subsequent design modifications;
  unforeseen safety issues;
  determination of dosing issues and related adjustments;
  lack of effectiveness during clinical trials;
  slower than expected rates of patient recruitment;
  product quality problems (e.g., sterility or purity);
  challenges to patient monitoring and data collection during or after treatment (for example, patients’ failure to return for follow-up visits); and
  failure of medical investigators to follow the Company’s clinical protocols.
    In addition, the Company or the FDA (based on its authority over clinical studies) may delay a proposed investigation or suspend clinical trials in progress at any time if it appears that the study may pose significant risks to the study participants or other serious deficiencies are identified.  Prior to approval of the Company’s product, the FDA must determine that the data demonstrate safety and effectiveness.

The Company’s  anticipated product candidates must undergo rigorous clinical testing, the results of which are uncertain and could substantially delay or prevent it from bringing them to market.

Before the Company can obtain regulatory approval for a product candidate, it must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies.  Clinical trials of new drug candidates sufficient to obtain regulatory marketing approval are expensive and take years to complete.

The Company cannot be certain of successfully completing clinical testing within the time frame it has planned, or at all.  It may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent the Company from receiving regulatory approval or commercializing its product candidates, including the following:
  its clinical trials may produce negative or inconclusive results, and it may decide, or regulators may require it, to conduct additional clinical and/or preclinical testing or to abandon programs;
  the results obtained in earlier stage testing may not be indicative of results in future trials;
  trial results may not meet the level of statistical significance required by the FDA or other regulatory agencies;
  enrollment in its clinical trials for its product candidates may be slower than it anticipates, resulting in significant delays;
  it, or regulators, may suspend or terminate its clinical trials if the participating patients are being exposed to unacceptable health risks; and
  the effects of its product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use, if approved.
    Completion of clinical trials depends, among other things, on the Company’s ability to enroll a sufficient number of patients, which is a function of many factors, including:

  the therapeutic endpoints chosen for evaluation;
  the eligibility criteria defined in the protocol;
  the size of the patient population required for analysis of the trial’s therapeutic endpoints;
  its ability to recruit clinical trial investigators and sites with the appropriate competencies and experience;
  its ability to obtain and maintain patient consents; and
  competition for patients by clinical trial programs for other treatments.
    The Company may experience difficulties in enrolling patients in its clinical trials, which could increase the costs or affect the timing or outcome of these trials.

The Company is subject to significant regulatory approval requirements, which could delay, prevent or limit its ability to market any product.

The Company’s research and development activities, anticipated preclinical studies, clinical trials and the manufacturing and marketing of its product candidates are subject to extensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in Europe and elsewhere.  The Company requires the approval of the relevant regulatory authorities before it may commence commercial sales of its product candidates in a given market.  The regulatory approval process is expensive and time-consuming, and the timing of receipt of regulatory approval is difficult to predict.  The Company’s product candidates could require a significantly longer time to gain regulatory approval than expected, or may never gain approval.  The Company cannot be certain that, even after expending substantial time and financial resources, it will obtain regulatory approval for any of its product candidates.  A delay or denial of regulatory approval could delay or prevent its ability to generate product revenues and to achieve profitability.

Changes in regulatory approval policies during the development period of any of the Company’s product candidates, changes in, or the enactment of, additional regulations or statutes, or changes in regulatory review practices for a submitted product application may cause a delay in obtaining approval or result in the rejection of an application for regulatory approval.

Regulatory approval, if obtained, may be made subject to limitations on the indicated uses for which the Company may market a product.  These limitations could adversely affect its potential product revenues.  Regulatory approval may also require costly post-marketing follow-up studies.  In addition, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping related to the product will be subject to extensive ongoing regulatory requirements.  Furthermore, for any marketed product, its manufacturer and its manufacturing facilities will be subject to continual review and periodic inspections by the FDA or other regulatory authorities.  Failure to comply with applicable regulatory requirements may, among other things, result in fines, suspensions of regulatory approvals, product recalls, product seizures, operating restrictions and criminal prosecution.

The FDA and foreign regulatory authorities may impose significant restrictions on the indicated uses and marketing of pharmaceutical products.

FDA rules for pharmaceutical promotion require that a company not promote an unapproved drug or an approved drug for an unapproved use.  In addition to FDA requirements, regulatory and law enforcement agencies, such as the United States Department of Health and Human Services, Office of Inspector General and the United States Department of Justice, monitor and investigate pharmaceutical sales, marketing and other practices.  For example, sales, marketing and scientific/educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the False Claims Act, as amended, and similar state laws.  In recent years, actions by companies’ sales forces and marketing departments have been scrutinized intensely to ensure, among other things, that actions by such groups do not qualify as “kickbacks” to healthcare professionals.  A “kickback” refers to the provision of any item of value to a healthcare professional or other person in exchange for purchasing, recommending, or referring an individual for an item or service reimbursable by a federal healthcare program.  These kickbacks increase the expenses of the federal healthcare program and may result in civil penalties, criminal prosecutions, and exclusion from participation in government programs, any of which would adversely affect the Company’s financial condition and business operations.  In addition, even if the Company is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which would also harm its financial condition.  Comparable laws also exist at the state level.

The Company is, and in the future may be, subject to new federal and state requirements to submit information on its open and completed clinical trials to public registries and databases.

In 1997, a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions was established under the Food and Drug Administration Modernization Act, or FDMA, in order to promote public awareness of and access to these clinical trials.  Under FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials.  Since the establishment of this registry, there has been significant public debate focused on broadening the types of trials included in this or other registries, as well as providing for public access to clinical trial results.  A voluntary coalition of medical journal editors has adopted a resolution to publish results only from those trials that have been registered with a no-cost, publicly accessible database, such as www.clinicaltrials.gov.  The Pharmaceuticals and Research Manufacturers of America has also issued voluntary principles for its members to make results from certain clinical studies publicly available and has established a website for this purpose.  Other groups have adopted or are considering similar proposals for clinical trial registration and the posting of clinical trial results.  The State of Maine has enacted legislation, with penalty provisions, requiring the disclosure of results from clinical trials involving drugs marketed in the state, and similar legislation has been introduced in other states.  Federal legislation was introduced in the fall of 2004 to expand www.clinicaltrials.gov and to require the inclusion of study results in this registry.  In some states, such as New York, prosecutors have alleged that a lack of disclosure of clinical trial information constitutes fraud, and these allegations have resulted in settlements with pharmaceutical companies that include agreements to post clinical trial results.  The Company’s failure to comply with any clinical trial posting requirements could expose it to negative publicity, fines, and other penalties, all of which could materially harm its business.

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 5 and the financial statements beginning on page F-1.

The Company

In January 2008, the Board of Directors of Edgeline Holdings, Inc. (the “Company”) determined to primarily focus the Company on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  As a developmental stage company, substantially all efforts of the Company will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual properties, raising capital and recruiting and training personnel.

Overview of Cancer and Treatment Methods

Cancer is the second leading cause of death in the United States, exceeded only by heart disease.  It is a devastating disease with tremendous unmet medical needs.  The American Cancer Society estimated that 1.4 million new cases of cancer will be diagnosed in 2004 in the United States and 563,700 Americans are expected to die from cancer in 2004.

Cancer is a group of diseases characterized by uncontrolled cell division resulting in the development of a mass of cells, commonly known as a tumor, as well as the invasion and spreading of these cells.  Cancerous tumors can arise in any tissue or organ within the human body.  Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and irradiation.  These factors result in genetic changes affecting the ability of cells to regulate their growth and differentiation normally.  When a normal cell becomes cancerous, it can spread to various sites in the body.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy.  A cancer patient often receives treatment with a combination of methods.  Surgery and radiation therapy are particularly effective in patients where the disease is localized and has not spread to other tissues or organs.  The most common method of treating patients with cancer that has spread beyond the primary site is to administer anticancer drugs by mouth or intravenously.  In general, drugs used to treat cancer are classified as chemotherapy.  Chemotherapy seeks to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells.  In many cases, chemotherapy consists of the administration of several different drugs in combination.  Chemotherapy can cause patient weakness, loss of appetite, nausea and vomiting, and damage to various organs that can result in loss of normal body functions.  Current treatment for most kinds of cancer is inadequate.  Therefore, a significant need exists for new therapies which are more effective and/or have reduced side effects.

Recent Events

In January 2008, our Board of Directors and a majority of our shareholders consented to amend our articles of incorporation to (i) change our name from Edgeline Holdings, Inc. to Oncolin Therapeutics Inc., (ii) change the par value of our common stock from $0.08 to $0.001, (iii) authorize 25,000,000 shares of undesignated preferred stock, and (iv) elect Donald Picker to our Board of Directors.  We filed a definitive Schedule 14(c) with the SEC to effect these amendments.  These amendments will not become effective until at least 20 calendar days after the Information Statement is sent or given to our shareholders.  We began sending the Information Statement to shareholders on February 15,  2008.

Competition

Competition in the biopharmaceutical industry is intense and is based on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to finance and commercialize technological developments, and the ability to obtain governmental approval for testing, manufacturing and marketing.  Companies of which we compete include, but are not limited to: Bristol-Myers Squibb Company, Pfizer Inc., Chiron Corporation, Amgen Inc., Genentech Inc., ImClone Systems Inc., OSI Pharmaceuticals, Inc., Eli Lilly and Co., Lorus Therapeutics Inc., Schering-Plough Corporation and AstraZeneca PLC.  Our competitors have substantially greater financial, technical and human resources than we have and are better equipped to develop, manufacture and market products.  In addition, many of these companies have extensive experience in preclinical testing and human clinical trials and in obtaining regulatory approvals.  Our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop.  The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete.  These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in acquiring rights to products or technologies from universities, and recruiting and retaining highly qualified scientific personnel and consultants.

The timing of market introduction of our potential products or of the products of others will be an important competitive factor.  Accordingly, the relative speed with which we can develop products, complete preclinical testing, clinical trials and regulatory approval processes, and supply commercial quantities to market will influence our ability to bring a product to market.  In addition, we may apply for Orphan Drug designation by the Food and Drug Administration (“FDA”) for our proposed products.  To the extent that a competitor of ours develops and receives Orphan Drug designation and marketing approval for a drug to treat the same indication prior to us, we may be precluded from marketing our product for a period of seven years.

Dutchess Transaction

On December 20, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months.  This registration statement is only registering a portion of the shares underlying the Investment Agreement.  The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) (“ADV”) multiplied by the average of the three daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the put date.  The put date shall be the date that Dutchess receives a put notice of a draw down by the company of a portion of the line. The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, we shall not be entitled to deliver another put notice.  Further, we shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

Sample Put Amount Calculation and Purchase Price Calculation

The calculation below assumes a put notice date of February 11, 2008.  Set forth below is a trading summary of our common stock for the period February 6, 2008 through February 18, 2008, the three trading days immediately prior to February 11, 2008, and the five trading days immediately following February 11, 2008.

Date	Closing Bid Price	Volume
February 18, 2008	$0.41	56,266
February 15, 2008	$0.41	56,266
February 14, 2008	$0.33	41,015
February 13, 2008	$0.27	53,725
February 12, 2008	$0.37	162,798
February 11, 2008	$0.11	--
February 8, 2008	$0.11	625
February 7, 2008	$0.15	--
February 6, 2008	$0.15	15,000

The average daily volume for the three trading days prior to February 11, 2008, is 5,208 shares, 200% of this average is 10,416 shares.  The average of the three daily closing bid prices immediately prior to February 11, 2008, is $0.14, resulting in a put amount of $1,458.  Thus, on February 11, 2008, we could have requested a put amount of either $1,458 or $250,000.

The purchase price Dutchess would pay for the shares would be equal to 96% of the lowest closing bid price during the five trading day period following February 11, 2008, which in this example is $0.27, resulting in a purchase price of $0.26 per share and the issuance of 961,538 shares.

In addition to the conditions set forth below, Dutchess is precluded from owning more than 4.99% of our  common stock (approximately 2,099,270 shares of common stock based on the shares outstanding as of February 15, 2008).  Therefore, we would be precluded from submitting a Put Notice, if such notice would result in Dutchess acquiring more than 4.99% of our issued and outstanding common stock.  Therefore, prior to each Put Notice, the Company will have to evaluate the current ownership of Dutchess to ensure Dutchess will not own more than 4.99% of our shares of common stock.

Conditions to Dutchess’ Obligation to Purchase Shares

We are not entitled to request a drawdown unless each of the following conditions is satisfied:

1.	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;
2.
at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

3.	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;
4.
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; or

5.	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

If we fail to issue shares to Dutchess pursuant to the investment agreement, we have agreed to pay Dutchess a late fee for each $10,000 worth of common stock not issued of $100 for each day late for up to 10 days.  If we are more than 10 days late issuing the common stock then we shall pay $200 for each additional day after the 10th late day.

We are only registering a portion of the shares underlying the Dutchess Investment Agreement at this time.  The actual number of shares of common stock issuable upon the exercise of the Dutchess Investment Agreement is subject to adjustment depending on the future market price of our common stock, the amount we draw down and other factors.  Therefore, the actual number of shares issuable pursuant to the Dutchess Investment Agreement could be materially less or more than the number registered in this Registration Statement.

We believe the Dutchess transaction is compliant with Rule 415 because the 12,000,000 shares, the resale of which is being registered hereunder, is an amount less than one-third of Edgeline’s non-affiliated outstanding common stock outstanding as of the date hereof, and we believe that the 12,000,000 shares being registered is sufficient to meet our capital needs for the balance of this fiscal year.

Corporate History

Edgeline was originally incorporated in the State of Nevada in December 2000 as Folix Technologies Inc.  In June 2004, we changed our name to Dragon Gold Resources, Inc.  In June 2007, we changed our name to Edgeline Holdings, Inc.  In May 2007, we entered into and closed on an Exchange Agreement with Secure Voice Communications, Inc., a Texas corporation, (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became our wholly-owned subsidiary and Secure Voice became the surviving entity for accounting purposes.  Pursuant to the Stock Transaction we agreed to issue an aggregate of 40,098,000 shares of our common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of our issued and outstanding common stock.

General

Our principal executive offices are located at 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056, and our telephone number is (713) 621-5208.

Where You Can Find More Information

This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s web site (http:www.sec.gov).  This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

All references to “we,” “our,” or “us” refer to Edgeline Holdings, Inc., a Nevada corporation, and our subsidiaries.  All references to our common stock will give effect to our 1 for 80 reverse stock split.

THE OFFERING

Securities Offered	The selling stockholder is offering a total of 12,000,000 shares of common stock or approximately 28.5% of our current issued and outstanding common stock
Common Stock Outstanding Before the Offering	As of February 15, 2008, we had 42,069,533 shares of common stock outstanding
Use of Proceeds
We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling stockholder.  The proceeds received from any “Puts” tendered to Dutchess pursuant to the investment agreement will be used for payment of general corporate and operating expenses

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”
Over-the-Counter Bulletin Board Symbol	ELHI

Summary Financial Information

            The following financial information is derived from our unaudited consolidated financial statements from inception (May 9, 2007) through December 31, 2007. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis” beginning on page 17 of this prospectus and our financial statements and related notes beginning on page F-1.

Inception (May 9, 2007) To December 31, 2007
Statement ofoperations data:
Total revenue	$--
Total costs and expenses	$1,531,644
Interest expense	$17,745
Net loss	$(1,549,389)
Net loss per share, basic and diluted	$(0.04)

December 31, 2007
Balance sheet data:
Cash and cash equivalents	$7,522
Total assets	$108,115
Total liabilities	$490,200
Shareholders’ deficit	$(382,085)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling stockholder is selling shares of common stock covered by this prospectus for its own account.  We will not receive any of the proceeds from the resale of these shares.  We have agreed to bear the expenses relating to the registration of the shares for the selling security holder.  However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to Dutchess.  The proceeds received from any “Puts” tendered to Dutchess pursuant to the investment agreement will be used for payment of general corporate and operating expenses.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Edgeline Holdings’ Common Stock is listed on the over-the-counter electronic bulletin board (“OTCBB”) under the symbol “ELHI.OB”.  The following table sets forth the range of high and low bid prices for the last two fiscal years and the first three quarters of the current fiscal year.

Year 2008	High	Low
Quarter ended December 31, 2007	$0.73	$0.30
Quarter ended September 30, 2007	$2.40	$0.40
Quarter ended June 30, 2007	$3.20	$1.60
Year 2007
Quarter ended March 31, 2007	$4.00	$3.20
Quarter ended December 31, 2006	$5.60	$3.20
Quarter ended September 30, 2006	$7.20	$3.20
Quarter ended June 30, 2006	$9.60	$5.60
Year 2006
Quarter ended March 31, 2006	$13.60	$4.00
Quarter ended December 31, 2005	$9.60	$4.00
Quarter ended September 30, 2005	$20.80	$8.80
Quarter ended June 30, 2005	$53.60	$16.00

The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.  The quotations give effect to a one for eighty reverse stock split effective July 23, 2007.  On February 19, 2008, the closing bid price of the common stock was $0.43.

Stockholders

As of February 20, 2008, we estimate that there were in excess of 1,900 beneficial holders of our common stock.

Dividends

We have never declared or paid cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of December 31, 2007, the net tangible book value of our common stock was ($382,085) or ($0.01) per share, based upon 41,849,533.  Due to the nature of the Dutchess transaction, the purchase price paid by Dutchess is variable, as is the purchase price paid by the public upon the resale by Dutchess of our common stock.   The following tables show the dilution based upon (i) a resale price of our common stock at $0.43 per share and a Dutchess purchase price of $0.34 per share, (ii) twenty five percent (25%) of the resale price and the Dutchess purchase price used in table (i), and (iii) fifty percent (50%) of the resale price and the Dutchess purchase price used in table (i).

Resale price of $0.43 and Dutchess Purchase Price of $0.34 per share

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 12,000,000 shares at an offering price of $0.43 per share (based upon the closing price of our common stock on February 19, 2008) and the application of the net proceeds of $4,080,000 (based upon a put notice on February 11, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $4,462,085 or $0.083 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.43 per share of common stock and the net tangible book value per share) after the offering of $0.347 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..……………                                                                                                                                 $ 0.430
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007                                                                                                                                $ 0.009
Per Share Increase Attributable to New Investors……………………….                                                                                                                                 $ 0.074
Per Share Pro Forma Net Tangible Book Value After the Offering …….                                                                                                                                 $ 0.083
Per Share Dilution to New Investors ….…………………………………                                                                                                                                  $ 0.347

Resale price of $0.32 and Dutchess Purchase Price of $0.26 per share (25% discount)

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 12,000,000 shares at an offering price of $0.32 per share (based upon a twenty five percent discount to the closing price of our common stock on February 19, 2008) and the application of the net proceeds of $3,060,000 (based upon a twenty five percent discount to a put notice on February 11, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $3,442,085 or $0.064 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.32 per share of common stock and the net tangible book value per share) after the offering of $0.256 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..……………                                                                                                                                 $ 0.320
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007                                                                                                                                $ 0.009
Per Share Increase Attributable to New Investors……………………….                                                                                                                                 $ 0.055
Per Share Pro Forma Net Tangible Book Value After the Offering …….                                                                                                                                 $ 0.064
Per Share Dilution to New Investors ….…………………………………                                                                                                                                  $ 0.256

Resale price of $0.22 and Dutchess Purchase Price of $0.17 per share (50% discount)

Without taking into account any changes in the pro forma net tangible book value prior to the this offering, other than to give effect to the issuance of 12,000,000 shares at an offering price of $0.17 per share (based upon a fivfty percent discount to the closing price of our common stock on February 19, 2008) and the application of the net proceeds of $2,040,000 (based upon a fifty percent discount to a put notice on February 11, 2008), the pro forma net tangible book value of the Company’s common stock after this offering will be $2,422,085 or $0.045 per share. Consequently, based on the above assumptions, the purchasers of the common stock offered hereby will sustain an immediate substantial dilution (i.e., the difference between the purchase price of $0.22 per share of common stock and the net tangible book value per share) after the offering of $0.175 per share. The following table illustrates such dilution:

Per Share Price ………………………………………………..……………                                                                                                                                 $ 0.220
Per Share Pro Forma Net Tangible Book Value as of December 31, 2007                                                                                                                               $ 0.009
Per Share Increase Attributable to New Investors………………………                                                                                                                                 $ 0.036
Per Share Pro Forma Net Tangible Book Value After the Offering …….                                                                                                                                 $ 0.045
Per Share Dilution to New Investors ….…………………………………                                                                                                                                    $ 0.175

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of the Company’s financial condition as of December 31, 2007, and its results of operations for the period from inception (May 9, 2007) through December 31, 2007, should be read in conjunction with the audited consolidated financial statements and notes included in Edgeline Holdings’ Form 10-KSB for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

Overview

In January 2008, we determined to primarily focus our business on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  As a development stage company, substantially all of our efforts will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual properties, raising capital and recruiting and training personnel.

Results of Operations - Inception (May 9, 2007) to December 31, 2007

We have had no revenue for the period from inception (May 9, 2007) through December 31, 2007.

Our expenses were $1,549,389, which were primarily comprised of payroll and related expenses of $67,943, professional fees of $125,098, investor relations expenses of $207,609, compensation expense of $420,286, merger expenses of $344,113, interest expense of $17,745 and other miscellaneous expenses of $55,742.

In addition to the foregoing expenses, we performed an impairment test on the carrying value of the license agreement we had acquired from Secure Voice Communications, Inc. (Florida) and determined an impairment charge for the full carrying value of $80,100 was warranted.  In connection with the license agreement acquisition, Secure Voice Communications, Inc. (Texas) issued a promissory note to Secure Voice Communications, Inc. (Florida) in the principal amount of $200,000.  This amount exceeded the estimated fair value of the license agreement of $80,100 and the excess amount of $119,900 was charged to compensation expense.  Also included in the compensation expense is the fair value of nonqualified stock options issued to consultants, which we valued at $125,066 and 400,000 shares of common stock issued to consultants, which we valued at $175,000.

In November 2007, we issued 500,000 shares of our restricted common stock to the shareholders of Intertech Bio Corporation for 100% of the capital stock of Intertech Bio, with Intertech Bio becoming a wholly-owned subsidiary.  Based upon the fair market value on the date of acquisition, we valued the common stock issued at $220,000 and charged the entire amount to acquisition costs during the quarter ended December 31, 2007.

As a result of the foregoing, our net operating loss for the period from inception (May 9, 2007) through December 31, 2007 was $1,549,389, or $0.04 per share (basic and diluted).

Liquidity and Capital Resources

As of December 31, 2007, we had cash in non-restrictive accounts of $7,522 and negative working capital of $402,931.

Net cash used in operating activities was $227,551.  We reported a loss of $1,549,389, which was partially offset by non-cash charges totaling $1,102,740.  We experienced an increase in accounts payable, including accounts payable to related parties, and accrued liabilities of $151,392 and $82,706, respectively.  The increase in accounts payable resulted from payments for services by our officers and shareholders and the increase in accrued liabilities was a result of accrued payroll and payroll taxes pursuant to the CEO’s employment agreement and accrued interest on our short term debt.

For the period, cash provided by financing activities totaled $258,393.  We received proceeds from four promissory notes, from an officer and shareholders of $92,000 and repaid $12,444 in principal to a shareholder.  Additionally, we received $177,673 from the exercise of stock options.

We need to obtain significant additional capital resources through equity and/or debt financings.  As of December 31, 2007, we had minimal assets in cash and cash equivalents and negative working capital.  Our December 31, 2007 cash balance will only provide enough cash to fund operations through January 2008.  We borrowed an additional $70,000 during February 2008 from a shareholder.  Unless twe receive funds from the Dutchess transaction or any other best efforts debt or equity financing, we will need to raise additional capital to fund operations through the end of fiscal 2008.  We do not have credit facilities available with financial institutions or other third parties, other than the Dutchess transaction, which we cannot guarantee we will receive funds through.  We can provide no assurance we will be successful in seeking this or any additional financing, and the failure to obtain any such financing may cause us to curtail our operations.

Dutchess Facility

On December 20, 2007,we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months.  The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

The Puts shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (“ADV”) multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the Put Date.  The put date shall be the date that Dutchess receives a put notice of a draw down by us of a portion of the line.  The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, we shall not be entitled to deliver another put notice.  Further,we shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

Sample Put Amount Calculation and Purchase Price Calculation

The calculation below assumes a put notice date of February 11, 2008.  Set forth below is a trading summary of our common stock for the period February 6, 2008 through February 18, 2008, the three trading days immediately prior to February 11, 2008, and the five trading days immediately following February 11, 2008.

Date	Closing Bid Price	Volume
February 18, 2008	$0.41	56,266
February 15, 2008	$0.41	56,266
February 14, 2008	$0.33	41,015
February 13, 2008	$0.27	53,725
February 12, 2008	$0.37	162,798
February 11, 2008	$0.11	--
February 8, 2008	$0.11	625
February 7, 2008	$0.15	--
February 6, 2008	$0.15	15,000

The average daily volume for the three trading days prior to February 11, 2008, is 5,208 shares, 200% of this average is 10,416 shares.  The average of the three daily closing bid prices immediately prior to February 11, 2008, is $0.14, resulting in a put amount of $1,458.  Thus, on February 8, 2008, we could have requested a put amount of either $1,458 or $250,000.

The purchase price Dutchess would pay for the shares would be equal to 96% of the lowest closing bid price during the five trading day period following February 11, 2008, which in this example is $0.27, resulting in a purchase price of $0.26 per share and the issuance of 961,538 shares.

In addition to the conditions set forth below, Dutchess is precluded from owning more than 4.99% of our  common stock (approximately 2,099,270 shares of common stock based on the shares outstanding as of February 15, 2008).  Therefore, we would be precluded from submitting a Put Notice, if such notice would result in Dutchess acquiring more than 4.99% of our issued and outstanding common stock.  Therefore, prior to each Put Notice, the Company will have to evaluate the current ownership of Dutchess to ensure Dutchess will not own more than 4.99% of our shares of common stock.

Conditions to Dutchess’ Obligation to Purchase Shares

    We are not entitled to request a drawdown unless each of the following conditions is satisfied:

1.	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;
2.
at all times during the period between our request for a drawdown and our subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

3.	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;
4.
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; or

5.	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

If we fail to issue shares to Dutchess pursuant to the investment agreement, we have agreed to pay Dutchess a late fee for each $10,000 worth of common stock not issued of $100 for each day late for up to 10 days.  If we are more than 10 days late issuing the common stock then we shall pay $200 for each additional day after the 10th late day.

Off-Balance Sheet Arrangements

As of December 31, 2007, we did not have any off-balance-sheet arrangements.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Earnings/(Loss) Per Share

Basic earnings/(loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS 159"), to permit all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements.  An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption.  Management is currently evaluating the impact of SFAS 159 on the consolidated financial statements.

OUR BUSINESS

The Company

In January 2008, our Board of Directors determined to primarily focus Edgeline Holdings, Inc. on developing products to treat cancer.  As a development stage company, substantially all of our efforts will be devoted to performing research and experimentation, conducting clinical trials, developing and acquiring intellectual properties, raising capital and recruiting and training personnel.  Currently, we do not have any products in clinical trials or on the market. We are still in the early stages of identifying and conducting research on potential products.

Overview of Cancer and Treatment Methods

Cancer is the second leading cause of death in the United States, exceeded only by heart disease.  It is a devastating disease with tremendous unmet medical needs.  The American Cancer Society estimated that 1.4 million new cases of cancer will be diagnosed in 2004 in the United States and 563,700 Americans are expected to die from cancer in 2004.

Cancer is a group of diseases characterized by uncontrolled cell division resulting in the development of a mass of cells, commonly known as a tumor, as well as the invasion and spreading of these cells.  Cancerous tumors can arise in any tissue or organ within the human body.  Cancer is believed to occur as a result of a number of factors, such as genetic predisposition, chemical agents, viruses and irradiation.  These factors result in genetic changes affecting the ability of cells to regulate their growth and differentiation normally.  When a normal cell becomes cancerous, it can spread to various sites in the body.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy.  A cancer patient often receives treatment with a combination of methods.  Surgery and radiation therapy are particularly effective in patients where the disease is localized and has not spread to other tissues or organs.  The most common method of treating patients with cancer that has spread beyond the primary site is to administer anticancer drugs by mouth or intravenously.  In general, drugs used to treat cancer are classified as chemotherapy.  Chemotherapy seeks to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells.  In many cases, chemotherapy consists of the administration of several different drugs in combination.  Chemotherapy can cause patient weakness, loss of appetite, nausea and vomiting, and damage to various organs that can result in loss of normal body functions.  Current treatment for most kinds of cancer is inadequate.  Therefore, a significant need exists for new therapies which are more effective and/or have reduced side effects.

Company Overview

Edgeline Holdings, Inc. is a biotech company that is focused on developing drugs that interfere with the key mechanisms of tumor progression.  The most advanced program has lead compounds that have demonstrated excellent activity in the most relevant animal models of brain cancer.  These drugs work by interfering with the tumor cell’s ability to use glycolysis as a source of energy which most brain tumors utilize.  We intend to begin clinical trials in approximately 1.5 years in the area of brain tumors which will be the main focus of the company over that time period.  We also have several research programs that are mostly funded by government sponsored peer reviewed grants  One such program targets a specific enzyme of the glycolysis pathway that is highly unregulated in brain tumors.  This enzyme has been shown to be a mediator of tumor cell growth and is a novel and unexplored approach to a cancer target that is funded by a $1.6 million Small Business Innovation Research (“SBIR”) grant.

Another research program is a potential platform technology that is based on polypeptide conjugates of anti-cancer drugs that are thermally activated and concentrated at the desired tumor site.  This program is also funded by an SBIR grant.  We will continue to develop an active pipeline with further government supported grants to a point where lead compounds are identified for clinical development, however, our focus, both in time and resources, will be on our clinical development programs.

Lead Oncology Program – Anti-metabolite Inhibitors of Glycolysis

Therapeutic options for malignant gliomas and other brain cancers remain quite limited.  This is due in part to the intrinsic resistance of many cells to many chemotherapeutic options and radiation treatments that are available.  This is also due in part to differential growth patterns which gliomas exhibit.  Namely, brain tumors can grow in the absence of oxygen supply (Hypoxic regions) which can be seen both in the center of rapidly growing tumors as well as in regions of the infiltrative component of the tumor.  Accordingly, many of the cells are cycling at a much slower rate and therefore are more resistant to conventional anti-cancer drugs.  The lack of oxygen also makes these cells resistant to radiation therapy.  The lack of oxygen as an energy source also causes the cell to utilize an alternate route to produce energy, namely glycolysis.  Additionally, observations by Warburg described a preference of many tumors to undergo glycolysis even in the presence of oxygen (termed oxidative glycolysis or the Warburg effect) including brain tumors.  This increased need for glucose as an energy source to undergo glycolysis leads to highly unregulated levels of glucose receptors on these cells to accommodate this increased glucose requirement and thus provides an important target for therapies of such cell populations and tumors.

One approach to inhibiting the glycolysis pathway is to use simple analogs of glucose that could not be metabolized in this pathway to the desired product.  We have identified several such analogs which continue to be transported into the cell via the glucose receptor and inhibit this essential glycolytic pathway.  These compounds have shown activity against in vitro cell lines, but more importantly, have shown activity in animal models.  The most relevant model for brain tumors is the orthotopic glioma model where the tumor is implanted in the brain and the drug is delivered either IV or IP to the animal.  This glucose analog demonstrated equal single agent activity with temazolimide (the standard to currently treat gliomas) and superior activity when used in combination with that drug.  Very few compounds show any activity in this model and in combination with the lack of toxicity of these compounds makes these sugar analogs key candidates for clinical development, especially in brain cancers.  We are in the final stages of choosing the final compound to bring into clinical development which will be immediately followed by completion of the preclinical toxicity package required for IND submission.  The goal of the clinical development plan will be to determine drug activity in combination with temazolimide and possibly avastin in this important area of brain cancer.

Research Programs

Enzyme Inhibitors of Glycolysis

A second approach to inhibiting glycolysis would be to inhibit a key enzyme of the pathway.  A novel approach that has not been investigated to date is inhibition of the enzyme specific cancer isoform, 6-phosphofructo-2-kinase/fructose-2, 6-bisphophatase (PFKFB3).  This enzyme induces 10 to 100 fold higher levels of glycolysis in growing tumor cells than normal cells.  Expression of PFKFB3 is a strict checkpoint for progression to full fledged cancer mass.  Genetic disruptions of PFKFB3 induce cell death of  cancerous neoplastic cells suggesting that small molecule inhibitors of the enzyme would be a useful new cancer drug.  Current research efforts have identified inhibitors of this enzyme, however, lacking some of the qualities required for a drug.  Future work will focus on determining the structure of the active site drug complex to then use molecular modeling to design more potent and drug-like candidates.  This research effort is currently funded by a $1.6 million SBIR grant from the National Institute of Health.

Thermally Targeted Polypeptide Antitumor Agents

We have rights to a potential platform technology that involves macromolecular conjugates of known antitumor drugs.  Binding of such drugs results in drug delivery systems with numerous advantages such as improved solubility, biodistribution and pharmacokinetic profiles.  Furthermore, increased vessel permeability of the tumor vasculature and poor lymphatic drainage of the tumor allows drugs attached to macromolecular carriers to accumulate in tumor tissue.  This is a new approach that has preliminary exciting results if the attachment of elastin polypeptide polymers to such drugs.  The first advantage of the complex was found to be that these molecules were able to evade the P-GP pump, which is a key mechanism of resistance for tumor cells.  This transporter (P-GP) is upregulated in resistant tumor cells and is a key reason for chemotherapy failures.

In addition to by-passing the drug efflux pump, these elastin polypeptide drug complexes have additional advantages as a drug carrier as it is thermally responsive.  These complexes form insoluble aggregates when raised to a temperature slightly above body temperature and this aggregation may be used to induce targeting of the drug to locally heated sites.  A doxorubicin elastin polymer complex has already been shown to be active against resistant cell lines upregulated with the efflux pump and increased cell death of heated cells providing the potential utility of this approach in combination with a wide variety of anti-cancer agents.  We have exclusive rights to develop this technology which is currently funded by an SBIR grant.

Recent Events

In January 2008, our Board of Directors and a majority of our shareholders consented to amend our articles of incorporation to (i) change our name from Edgeline Holdings, Inc. to Oncolin Therapeutics Inc., (ii) change the par value of our common stock from $0.08 to $0.001, (iii) authorize 25,000,000 shares of undesignated preferred stock, and (iv) elect Donald Picker to our Board of Directors.  We filed a preliminary Schedule 14(c) with the SEC to effect these amendments.  These amendments will not become effected until at least 20 calendar days after the Information Statement is sent or given to our shareholders.  We contemplate sending the Information Statement to shareholders in February 2008.

Material Contracts

Houston Pharmaceuticals, Inc.-In November 2007, ourwholly-owned subsidiary and Houston Pharmaceuticals, Inc. (“HPI”) entered into a joint development agreement whereby HPI agreed to use its best efforts to assist the wholly-owned subsidiary in the development of new technologies with respect to its business affairs and obtain license agreements for certain patents.  The agreement terminates in November 2011.  Under the agreement, both parties have the right to terminate the agreement at any time upon 14 days written notice.  The agreement entitles HPI to compensation in the amount of $88,200 for the first year and $28,000 per year for the remaining three years, either in the form of cash or options to purchase shares of Edgeline’s common stock at our discretion.

TAK Company.-In November 2007, ourwholly-owned subsidiary and TAK Company (“TAK”) entered into a joint development agreement whereby TAK agreed to use its best efforts to assist the wholly-owned subsidiary with business development in the United States and Eastern Europe.  The agreement terminates in November 2011.  Under the agreement, both parties have the right to terminate the agreement at any time upon 14 days written notice.  The agreement entitles TAK to compensation in the amount of $24,000 per year, either in the form of cash or options to purchase shares of Edgeline’s common stock at our discretion, and a stock bonus of 50,000 shares of Edgeline’s common stock upon execution of the agreement.

Competition

Competition in the biopharmaceutical industry is intense and is based on scientific and technological factors, the availability of patent and other protection for technology and products, the ability to finance and commercialize technological developments, and the ability to obtain governmental approval for testing, manufacturing and marketing.  These companies include, but are not limited to: Bristol-Myers Squibb Company, Pfizer Inc., Chiron Corporation, Amgen Inc., Genentech Inc., ImClone Systems Inc., OSI Pharmaceuticals, Inc., Eli Lilly and Co., Lorus Therapeutics Inc., Schering-Plough Corporation, Threshold Pharmaceuticals and AstraZeneca PLC.  Edgeline’s competitors have substantially greater financial, technical and human resources than we have and are better equipped to develop, manufacture and market products.  In addition, many of these companies have extensive experience in preclinical testing and human clinical trials, and in obtaining regulatory approvals.  Our competitors may succeed in obtaining approval for products more rapidly than we and in developing and commercializing products that are safer and more effective than those that we propose to develop.  The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete.  These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in acquiring rights to products or technologies from universities, and recruiting and retaining highly qualified scientific personnel and consultants.

The timing of market introduction of our potential products or of the products of others will be an important competitive factor.  Accordingly, the relative speed with which we can develop products, complete preclinical testing, clinical trials and regulatory approval processes, and supply commercial quantities to market will influence our ability to bring a product to market.  In addition, we may apply for Orphan Drug designation by the Food and Drug Administration (FDA) for our proposed products.  To the extent that a competitor of ours develops and receives Orphan Drug designation and marketing approval for a drug to treat the same indication prior to us, we may be precluded from marketing our product for a period of seven years.

Employees

We currently have one full time employee.  In order to implement our business plan, we will be required to employ qualified technical and administrative employees or retain the services of qualified consultants with the technical expertise to evaluate the technologies which we are seeking.

Insurance

We currently do not have any insurance coverage to cover losses or risks incurred in the ordinary course of business.  We intend to obtain insurance customary to its industry.

Facilities

Our current headquarters are located at 1330 Post Oak Blvd., Ste 1600, Houston, Texas 77056.  We maintain a month to month lease on these facilities at a monthly cost of approximately $265.  Should we be required to obtain suitable facilities in the future, we believe we can obtain the required facilities at competitive rates.

Litigation

We are currently not involved in any litigation.

SELLING STOCKHOLDER

The selling stockholder is Dutchess Private Equities Funds, Ltd. (“Dutchess”).  For a description of each of these securities see “Description of Securities” page 30 hereof.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder as of February 15, 2008.  For purposes of presentation, we have assumed that we will draw down pursuant to the Dutchess transaction the entire amount available to us under this Registration Statement, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.  Because the selling stockholder may sell all, some or none of its shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that the selling security holder will own upon completion of this offering.  The selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, the selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute the shares.

The Company is only registering a portion of shares underlying the Dutchess Investment Agreement at this time.  The actual number of shares of common stock issuable upon the exercise of the Dutchess Investment Agreement is subject to adjustment depending on the future market price of the common stock, the amount we draw down and other factors.  Therefore the actual number of shares issuable pursuant to the Dutchess Investment Agreement could be materially less or more than the number estimated in the table.

Stockholder	Shares Beneficially Owned Before Offering	% Ownership Before Offering	Amount Offered	Shares Beneficially Owned After Offering	% Ownership After Offering
Dutchess Private Equities Funds, Ltd.	12,000,000	28.52%	12,000,000	--	--

1)  Michael Novielli and Douglas Leighton, directors of Dutchess Private Equities Funds, Ltd., have investment and voting control of Dutchess.
The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder is contractually prohibited from selling shares of our common stock short, either directly or indirectly.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers.  The selling stockholder may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals.  Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling securities.  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale.  Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might exceed customary commissions.

Each selling stockholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business.  The selling stockholder has informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

To our knowledge, based upon information provided to us by the selling stockholder, the selling stockholder is not a registered broker-dealer or are affiliates of a registered broker-dealer.  The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from the NASD.  Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.  As the selling stockholder will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholder that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement.  We have advised the selling stockholder that they should consult with their own legal counsel to ensure compliance with Regulation M.

We are required to pay the fees and expenses incident to the registration of the shares.  We have agreed to indemnify certain selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT

    The Company's executive officers and directors are as follows:

Name	Age	Position	Position Held Since
J. Leonard Ivins	70	Chief Executive Officer and Director	May 2007
Carl A. Chase	58	Chief Financial Officer	May 2007
Donald Picker	62	Chief Operating Officer	November 2007

J. Leonard Ivins.  Mr. Ivins has served as the Company’s Chief Executive Officer and a director since May 2007.  He has also served as the Chief Executive Officer for the Company’s wholly-owned subsidiary since December 2007.  From November 2000 until September 2006, Mr. Ivins served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure.  Mr. Ivins was also a member of the audit and compensation committees of eLinear.  In September 2006, eLinear filed for protection under Chapter 7 of the Bankruptcy Code. Since 1995, he has been a private investor.  Previously, Mr. Ivins was a founder and co-owner of a privately held company that was an FDIC and RTC contractor.  From 1979 to 1981, Mr. Ivins was a turnaround and workout consultant to small, publicly held oil and gas companies. From 1970 to 1975, Mr. Ivins was president of The Woodlands Development Corporation and a director of Mitchell Energy and Development Corp.

Carl A. Chase.  Mr. Chase has served as Chief Financial Officer since May 2007 and a Director since June 2007.  Mr. Chase also serves as Chief Financial Officer and a director of Unicorp, Inc., an independent oil and gas company since August 2004.  From August 2000 to May 2006, Mr. Chase served as a consultant and senior vice president to Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses.  From April 2003 until September 2006, Mr. Chase served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure and from December 2005 until September 2006, Mr. Chase served as chairman.  In September 2006, eLinear filed for protection under Chapter 7 of the Bankruptcy Code.  From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc.  From December 1992 to August 1999 Mr. Chase served as chief financial officer of Bannon Energy Incorporated, a private independent oil and gas company where his primary responsibilities included acquisitions, financing and accounting and administration.  Mr. Chase is a graduate of the University of Oklahoma in 1975 with a Bachelor of Accountancy degree.

Donald Picker. Dr. Picker has served as the Company’s Chief Operating Officer and as the Chief Technology Officer for the Company’s wholly-owned subsidiary since November 2007.  From January to October 2007, Dr. Picker was President of Tapestry Pharmaceuticals where he built the clinical development group and brought its lead cancer drug into several Phase II clinical trials.  From September 2001 to December 2006, Dr. Picker was the Executive VP of R&D at Callisto Pharmaceuticals where he was responsible for licensing their two lead cancer programs and oncology preclinical programs and bringing these cancer drugs into Phase I and Phase II development.  Dr. Picker in his career has also held senior executive positions at other companies where he was responsible for bringing drug candidates into clinical development.  He and his group were responsible for the development of Carboplatin, one of the world’s leading cancer drugs currently in use with annual sales of over $500 million.  He was also responsible for Satraplatin and Picoplatin, third generation platinum drugs which are currently in late stage clinical development.  Although most of his experience has been in oncology drug development, he has also been involved in the areas of infectious disease, cardiovascular, dermatological and gastrointestinal pharmaceutical discovery and development.

BOARD COMPOSITION

The Company's board of directors currently consists of one member.  Each of its directors is elected annually at its annual meeting.  There are no family relationships between any of the Company's officers and directors.  The board of directors has not established any committees but plans to establish an audit committee, compensation committee, nominating and governance committees in the near future.  Mr. Chase will be the audit committee financial expert serving on its board of directors, if elected at the next shareholders’ meeting.

OPTION GRANTS, LONG-TERM INCENTIVE PLANS AND EMPLOYMENT AGREEMENTS

The Company currently does not have any stock options outstanding pursuant to any stock option plan or long-term incentive plans.

On May 10, 2007, the Company and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its Chief Executive Officer, commencing on May 18, 2007 and terminating on May 9, 2010.  Under his employment agreement, Mr. Ivins has the right to terminate his employment agreement at any time upon fourteen days written notice and the Company may terminate his employment agreement immediately upon fourteen days written notice.  The employment agreement entitles Mr. Ivins to a monthly base salary of $5,000 and a stock bonus of 1,600,000 shares of Company common stock upon execution of his employment agreement.

On May 10, 2007, the Company and Mr. Chase entered into an employment agreement where it agreed to employ Mr. Chase as its Chief Financial Officer, commencing on May 18, 2007 and terminating on May 9, 2010. Under his employment agreement, Mr. Chase has the right to terminate his employment agreement at any time upon fourteen days written notice and the Company may terminate his employment agreement immediately upon fourteen days written notice. The employment agreement entitles Mr. Chase to a monthly base salary of $5,000 and a stock bonus of 1,600,000 shares upon execution of his employment agreement.

Executive Compensation

The following table contains compensation data for our named executive officers for the fiscal year ended March 31, 2007.  These individuals are considered our “named executive officers” as defined in Item 402(a) of Regulation S-B.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Johannes Petersen	2007	--	--	--	--	--	--	--	0

Outstanding Equity Awards at Fiscal Year End Table

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of March 31, 2007.

Name --------------	Number of Securities Underlying Unexercised Options (#) Exercisable ---------------	Number of Underlying Unexercised Options (#) Unexercisable ---------------	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) --------------	Option Exercised Price ($) ------------	Option Expiration Date ---------------	Number of Shares or Units of Stock That Have Not Vested (#) --------------	Market Value of Shares or Units of Stock That Have Not Vested ($) ---------------	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ---------------	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) ---------------
Johannes Petersen	2007	--	--	--	--	--	--	--	0

Employment and Consulting Agreements

J. Leonard Ivins.  In May 2007, the Company and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its Chief Executive Officer.  The employment agreement terminates in May 2010. Under his employment agreement, Mr. Ivins has the right to terminate his employment agreement at any time upon fourteen days written notice and the Company may terminate his employment agreement immediately upon fourteen days written notice. The employment agreement entitles Mr. Ivins to a monthly base salary of $5,000 and a stock bonus of 1,600,000 shares of the Company’s Common Stock upon execution of his employment agreement.

In December 2007, the Company’s wholly-owned subsidiary and Mr. Ivins entered into an employment agreement where it agreed to employ Mr. Ivins as its chief executive officer.  The employment agreement terminates in November 2010.  Under the employment agreement, both parties have the right to terminate the agreement at any time upon 30 days written notice.  Additionally, the Company’s wholly-owned subsidiary may terminate the agreement immediately upon written notice for “cause” as defined therein.  The employment agreement entitles Mr. Ivins to a monthly base salary of $7,000, a monthly allowance of $1,350 for business related expenses and a stock bonus of 1,600,000 shares of the Company’s Common Stock, which bonus has not been issued as of the date of this Registration Statement.

Carl A. Chase. In May 2007, the Company and Mr. Chase entered into an employment agreement where it agreed to employ Mr. Chase as its chief financial officer, which employment agreement was subsequently cancelled. Thereafter, Mr. Chase agreed to continue to serve as the Company’s Chief Financial Officer in the capacity of an at-will consultant.  Mr. Chase was compensated $5,000 a month for a period of three months for his services, but is no longer being compensated for his services.  Mr. Chase also received a stock bonus of 1,600,000 shares of the Company’s Common Stock upon execution of the employment agreement.

Donald Picker. In November 2007, the Company’s wholly-owned subsidiary and Mr. Picker entered into a consulting agreement whereby Mr. Picker agreed to serve as its Chief Technology Officer.  The agreement terminates in May 2008, unless further extended by the Company.  Under the agreement, both parties have the right to terminate the agreement at any time upon 30 days written notice.  The employment agreement entitles Mr. Picker to a base salary of $1,000 per “working day” as defined therein and a stock bonus of 300,000 shares of the Company’s Common Stock upon execution of the agreement.

The Company also entered into consulting agreements with three other individuals, one of which calls for a four year term and compensation in the amount of $45,000 per year, another of which calls for a four year term and compensation in the amount of $34,800 per year and the last of which calls for a four year term, compensation in the amount of $12,000 per year and a stock bonus of 50,000 shares of the Company’s Common Stock.

Director Compensation

Directors who are also employees do not receive any additional compensation for serving as a director.  No director received any fee for his services during the last fiscal year.

Certain Relationship and Related Transactions

None.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 15, 2008, the number and percentage of outstanding shares of Company common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers as defined in Item 402 of Regulation S-B; and (d) all current directors and executive officers, as a group.  As of February 15, 2008, there were 42,069,533 shares of common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Owned	Percentage of Class
Silver Star Holdings (2)	21,742,000	51.7%
Trevor D. Ling (3)	3,996,000	9.5%
Jonathan Camarillo Trust (4)	3,560,000	8.5%
Danny Chan (5)	3,020,000	7.2%
Officers and Directors:
J. Leonard Ivins	1,600,000	3.8%
Carl A. Chase	1,600,000	3.8%
Donald Picker	300,000	*
All directors and executive officers as a group (3 persons)	3,500,000	8.3%
_________* Less than 1%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is c/o Edgeline Holdings, Inc., 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056.
(2)	The business address of Silver Star Holdings is PO Box 27949, Houston, Texas 77227-7949.
(3)	The business address of Mr. Ling is 5050 Westheimer, Houston, Texas 77056.
(4)	The business address of Jonathan Camarillo Trust is 5023 Polk Street, Houston, Texas 77023.
(5)	The business address of Mr. Chan is 255 G Street, Suite 366, San Diego, California 92101.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 500,000,000 shares of common stock, $0.08 par value.

Common Stock

As of February 15, 2008, there were 42,069,533 shares of common stock issued and outstanding that was held of record by approximately1,900 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of Edgeline Holdings, Inc., the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Equity Line

On December 20, 2007, we entered into an Investment Agreement with Dutchess. Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000.  Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock.  The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

Nevada Anti-takeover Statue and Charter Provisions.

Nevada anti-takeover statue.  Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Transfer Agent

The transfer agent and registrar for our common stock is Holliday Stock Transfer, Inc. whose address is 2939 North 67th Place, Suite C, Scottsdale, AZ 85251.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements appearing in this registration statement for the period from May 9, 2007 (Inception) until May 30, 2007 have been audited by Thomas Leger & Co. L.L.P. (“Thomas Leger”), independent auditors.  These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Thomas Pritchard and/or Brewer & Pritchard PC have received shares of common stock in lieu of cash for past services rendered and in the future may receive shares of common stock for services rendered.  Currently Brewer & Pritchard owns 1,240,000 shares of the Company’s common stock.  Neither Thomas Pritchard, nor Brewer & Pritchard, has been employed on a contingent basis.  Neither Mr. Pritchard nor Brewer & Pritchard has or is to receive a substantial interest direct or indirect in the Company, nor are either of them connected with the Company other than in a role as outside legal counsel for the Company.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet at May 30, 2007	F-3
Statement of Operations for the Period from May 9, 2007 (Inception) through May 30, 2007	F-4
Statement of Stockholders’ Deficit for the Period from May 9, 2007 (Inception) through May 30, 2007	F-5
Statement of Cash Flows for the Period from May 9, 2007 (Inception) through May 30, 2007	F-6
Notes to Financial Statements	F-7
Consolidated Balance Sheet at December 31, 2007 (Unaudited)	F-11
Consolidated Statements of Operations for the Three Months Ended December 31, 2007 and for the Period from Inception (May 9, 2007) through December 31, 2007 (Unaudited)	F-12
Consolidated Statement of Cash Flows for the Period from Inception (May 9, 2007) through December 31, 2007 (Unaudited)	F-13
Notes to Unaudited Consolidated Financial Statements	F-14

FINANCIAL STATEMENTS
SECURE VOICE COMMUNICATIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Secure Voice Communications, Inc.

    We have audited the accompanying balance sheet of Secure Voice Communications, Inc. (a development stage company) (the "Company"), as of May 30, 2007, and the related statements of operations, shareholders' deficit and cash flows from May 9, 2007 (inception) through May 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Secure Voice Communications, Inc. as of May 30, 2007, and the results of its operations and its cash flows from May 9, 2007 (inception) through May 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and has suffered a loss from operations that raises substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Thomas Leger & Co. L.L.P.
Thomas Leger & Co. L.L.P.

June 6, 2007
Houston, Texas

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MAY 30, 2007

ASSETS

Cash	$1,165
License agreement	80,100
Total assets	$81,265

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Note payable – related party	$200,000
Shareholders’ deficit:
Common stock	2,045
Deficit accumulated during development stage	(120,780)
Total shareholders’ deficit	(118,735)
Total liabilities and shareholders’ deficit	$81,265

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

Revenue	$--

Expenses:
Compensation expense	120,220
Consulting and legal fees	560
Total expenses	120,780
Net loss	$120,780

Net loss per share – basic and diluted	$0.00

Weighted average shares outstanding – basic and diluted	35,823,000

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF SHAREHOLDERS’ DEFICIT
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

	Common	Common	Accumulated
	Stock	Stock	Deficit	Total

Common stock issued to founders	29,648,000	$1,000	$--	$1,000
Common stock issued for cash	1,650,000	165	--	165
Common stock issued for services	8,800,000	880	--	880
Net loss	--	--	(120,780)	(120,780)
Balance May 30, 2007	40,098,000	$2,045	$(120,780)	$(118,735)

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
PERIOD FROM MAY 9, 2007 (INCEPTION) THROUGH MAY 30, 2007

Operating activities:
Net loss	$(120,780)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Compensation expense relating to license agreement	119,900
Common stock issued for services	560
Common stock issued pursuant to employment agreements	320
Net cash provided by (used in) operating activities	--

Net cash provided by (used in) investing activities	--

Financing activities:
Common stock issued to founders for cash	1,000
Common stock issued for cash	165
Net cash provided by financing activities	1,165
Cash – beginning of period	--
Cash – end of period	$1,165

Supplemental disclosures:
Interest paid	$--
Taxes paid	$--

Non-cash financing activities:
Issuance of note payable for license agreement	$200,000

See accompanying notes to audited financial statements.

SECURE VOICE COMMUNICATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.                             SUMMARY OF ACCOUNTING POLICIES

Nature of business

On May 9, 2007, Secure Voice Communications, Inc. ("Secure Voice") was incorporated in the State of Texas.  Secure Voice is a development-stage company that was created for the purposes of raising capital to be used for projects for discovering and acquiring leading-edge niche technologies, acting as their incubator and nurturing those technologies into market ready applications.

On May 31, 2007, Secure Voice exchanged 100% of its outstanding common stock for approximately 98.5% of the common stock of Dragon Gold Resources, Inc. ("Dragon Gold"), a U.S. public company.  For accounting purposes, the merger will be treated as an acquisition of Dragon Gold and a recapitalization of Secure Voice.

Secure Voice’s year end will be March 31, the same as Dragon Gold.

Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  The Company has never generated revenues since its inception and is unlikely to generate earnings in the immediate foreseeable future.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As of May 30, 2007, the Company has accumulated losses of $120,780 since inception.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be able to continue as a gong concern.  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Earnings/(Loss) Per Share

Basic earnings/(loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS 159"), to permit all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption.  Management is currently evaluating the impact of SFAS 159 on the financial statements.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements.  In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification and disclosure of tax positions.  FIN 48 is effective for fiscal years beginning after December 15, 2006; accordingly, the Company will adopt FIN 48 effective as of January 1, 2007.  Currently, the Company does not anticipate that the adoption of FIN 48 will have a material impact on its effective tax rate.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) AUG AIR-1 — Accounting for Planned Major Maintenance Activities.  FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity.  FSP AUG AIR-1 is effective for fiscal years beginning after December 15, 2006, and its guidance is applicable to entities in all industries.  The Company will adopt the guidance in FSP AUG-AIR-1 as of January 1, 2007.  The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.  SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 established a dual approach that requires quantification of errors under two methods: (1) roll-over method which quantifies the amount by which the current year income statement is misstated, and (2) the iron curtain method which quantifies the error as the cumulative amount by which the current year balance sheet is misstated.  In some situations, companies will be required to record errors that occurred in prior years even though those errors were immaterial for each year in which they arose.  Companies may choose to either restate all previously presented financial statements or record the cumulative effect of such errors as an adjustment to retained earnings at the beginning of the period in which SAB 108 is applied.  SAB 108 is effective for fiscal years ending after November 15, 2006.  The adoption of this pronouncement did not have an impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company will adopt SFAS 157 on January 1, 2008, and has not yet determined the impact, if any, on its consolidated financial statements.

NOTE 2.                             NOTES PAYABLE – RELATED PARTY

On May 10, 2007, Secure Voice Communications, Inc. (Texas) entered into a note agreement with Secure Voice Communications, Inc. (Florida) to acquire the license rights to a voice over IP (VOIP) technology.  The principal amount of the note is $200,000 with an annual interest rate of 9% and principal and accrued and unpaid interest due May 10, 2008.  The principal amount of the note exceeded the fair value of the license rights of $80,100 and the excess was charged to compensation expense.  Secure Voice Communications, Inc. (Florida) is owned 100% by KM Casey No. 1 LTD which is an affiliate of Kevan Casey who is also affiliated with Silver Star Holdings, the majority shareholder of Secure Voice Communications, Inc. (Texas).

NOTE 3.                             INCOME TAXES

Secure Voice has not yet realized income as of the date of this report, and  no  provision for income taxes has been made.  At May 30, 2007, there were no deferred tax assets or liabilities.

NOTE 4.                             COMMON STOCK

Secure Voice issued 29,648,000 shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, the Company issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, the Company exchanged 100% of its common stock for approximately 98.5% of Dragon Gold as discussed in Note 1.

NOTE 5.                       SUBSEQUENT EVENT

On May 31, 2007 (the “Closing Date”), Dragon Gold Resources, Inc., a Nevada corporation (the "Company" or “Dragon Gold”) entered into and closed an Agreement and Plan of Reorganization (the “Exchange Agreement”) with Secure Voice Communications, Inc., a Texas corporation (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became a wholly-owned subsidiary of the Company when the Company agreed to issue an aggregate of 3,207,840,000 shares of its common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of the issued and outstanding Dragon Gold common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, the Company issued 450,053,276 shares of common stock and is obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders meeting scheduled for June 19, 2007, the shareholders are being asked to approve an 80-for-1 reverse split that will not reduce the number of authorized shares of common stock.  If such reverse split is approved, the Company will issue the balance of these shares which will equate to 34,472,334 shares on a post-split basis.

PRO FORMA BALANCE SHEET
DRAGON GOLD RESOURCES, INC. AND
SECURE VOICE COMMUNICATIONS, INC.

The following unaudited pro forma balance sheet has been derived from the balance sheet of Dragon Gold Resources, Inc. ("Dragon Gold") at March 31, 2007, and adjusts such information to give effect to the acquisition of Secure Voice Communications, Inc. ("Secured Voice"), as if the acquisition had occurred at March 31, 2007.  The unaudited pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2007.  The pro forma balance sheet should be read in conjunction with the notes thereto and Secure Voice’s financial statements and related notes thereto contained elsewhere in this filing.  A pro forma consolidated statement of operations for the period from inception (May 7, 2007) through December 31, 2007, is not included as the results of operations subsequent to the merger are those of Dragon Gold.  The pro forma statement of operations for the period ended March 31, 2007, was prepared assuming that the transaction described above was consummated as of the beginning of the period presented giving effect to the acquisition, which will effectively be that of Dragon Gold, therefore, an unaudited consolidated statement of operations is not included herein.

A pro forma balance sheet is presented below.

	Dragon Gold	Secure Voice
	March 31, 2007	May 30, 2007	Adjustments	Pro Forma
Assets:
Cash	$1,315	$1,165	(1,315)	$1,165
Property and equipment, net	1,179	--	(1,179)	--
License agreement	--	80,100		80,100
Total assets	$2,494	$81,265		$81,265

Liabilities and Shareholders’ Deficit:
Accounts payable	$10,613	$--	(10,613)	$--
Note payable – related party	--	200,000		200,000
Due to related parties	88		(88)	--
Total liabilities	10,701	200,000		200,000
Shareholders’ deficit:
Common stock	49,947	2,045	3,205,795	3,257,787
Additional paid-in capital	2,704,447	--	(2,704,447)	--
Accumulated deficit	(2,762,601)	(120,780)	(493,141)	(3,376,522)
Total shareholders’ deficit	(8,207)	(118,735)		(118,735)
Total liabilities and shareholders’deficit	$2,494	$81,265		$81,265

NOTES TO PRO FORMA BALANCE SHEET AND STATEMENT OF OPERATIONS

On May 31, 2007, the Registrant acquired 100% of the issued and outstanding shares of Secure Voice in exchange for 3,207,840,000 shares of the Registrant's common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, the Company issued 450,053,276 shares of common stock and is obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders meeting scheduled for June 19, 2007, the shareholders are being asked to approve an 80-for-1 reverse split that will not reduce the number of authorized shares of common stock.  If such reverse split is approved, the Company will issue the balance of these shares which will equate to 34,472,334 shares on a post-split basis.

The above pro forma consolidated balance sheet reflects; 1) the elimination of assets and liabilities of Dragon Gold; 2) the issuance of 40,098,000 post-split shares of common stock (par value $0.08) issued to the shareholders’ of Secure Voice and merger expenses of $336,000 to be recognized effective May 31, 2007.

 EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

December 31, 2007
(Unaudited)
ASSETS

Cash and cash equivalents	$7,522
Prepaid expenses	64,747
Deferred offering costs	15,000
Total current assets	87,269
Property and equipment, net	3,068
Option agreement, net	17,778
Total assets	$108,115

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$16,424
Accounts payable – related parties	111,515
Notes payable – related parties	279,555
Accrued liabilities	82,706
Total current liabilities	490,200
Shareholders' deficit:
Common stock, $.0 8par value, 500,000,000 shares authorized, 41,849,533 shares issued and outstanding	3,347,963
Additional paid-in capital	739,083
Deficit accumulated during the development stage	(4,469,131)
Total shareholders’ deficit	(382,085)
Total liabilities and shareholders' deficit	$108,115

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2007 AND
INCEPTION (MAY 9, 2007) THROUGH DECEMBER 31, 2007
(Unaudited)

	Three Months Ended	Inception (May 9, 2007) to
	December 31, 2007	December 31, 2007
Revenue	$--	$--

Costs and expenses:
Payroll and related expenses	29,965	67,943
Office administration	4,075	8,279
Professional fees	95,853	125,098
Investor relations	111,690	207,609
Compensation expense	300,066	420,286
Merger expenses	--	344,113
Impairment of license agreement	--	80,100
Acquisition costs of subsidiary	220,000	220,000
Depreciation and amortization	2,474	2,474
Other expenses	25,108	55,742
Total costs and expenses	789,231	1,531,644
Interest expense	6,731	17,745
Net loss	$795,962	$1,549,389

Net loss per share:
Basic and diluted	$0.02	$0.04

Weighted average number of common shares outstanding:
Basic and diluted	41,579,416	34,586,920

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
INCEPTION (MAY 9, 2007) THROUGH DECEMBER 31, 2007
(Unaudited)

Cash flows from operating activities:
Net loss	$(1,549,389)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,474
Compensation expense relating to license agreement	119,900
Impairment of license agreement	80,100
Common stockand options issued for services	344,266
Non-cash merger expenses	336,000
Acquisition costs of subsidiary	220,000
Changes in assets and liabilities:
Deferred offering costs	(15,000)
Accounts payable	16,424
Accounts payable – related parties	134,968
Accrued liabilities	82,706
Net cash used in operating activities	(227,551)
Cash flows from investing activities:
Investment in option agreement	(20,000)
Property and equipment	(3,320)
Net cash used in investing activities	(23,320)
Cash flows from financing activities:
Common stock issued to founders for cash	1,000
Common stock issued for cash	165
Proceeds from notes payable – related parties	92,000
Repayment of notes payable – related party	(12,445)
Proceeds from exercise of stock options	177,673
Net cash provided by financing activities	258,393
Net increase in cash	7,522
Cash and cash equivalents, beginning of period	--
Cash and cash equivalents, end of period	$7,522

Supplemental disclosures:
Interest paid	$555
Taxes paid	$--

Non-cash financing activities:
Issuance of stock for prepaid services	$83,197
Issuance of stock for payment of accounts payable	$23,453
Issuance of stock for acquisition of subsidiary	$220,000
Cancellation of stock certificate	$24,000
Issuance of note payable for license agreement	$200,000

See accompanying notes to unaudited consolidated financial statements.

EDGELINE HOLDINGS, INC.
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1.                       Organization and Nature of Business

The accompanying unaudited consolidated financial statements of Edgeline Holdings, Inc. (the "Company" or "Edgeline Holdings") (formerly, Dragon Gold Resources, Inc.) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These consolidated financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB for the year ended March 31, 2007.

Edgeline Holdings, Inc. (formerly, Dragon Gold Resources, Inc., (Dragon Gold)) was incorporated in the State of Nevada on December 13, 2000, under the name “Folix Technologies, Inc.”  Effective June 14, 2004, the Company changed its name to Dragon Gold Resources, Inc.  The Company's principal business was the development of a Linux based application server and thin client computing systems.  During the year ended March 31, 2005, the Company entered the mineral resource exploration business through the acquisition of a 100% interest in Dragon Minerals Holdings Inc. (“DMHI”), a private British Virgin Island company.  DMHI is involved in mineral property acquisition and exploration in China.  On May 5, 2006, the Company and DMHI terminated their agreement dated July 14, 2004.  On June 19, 2007, the shareholders approved a change in the Company’s name to Edgeline Holdings, Inc.

On May 31, 2007 (the “Closing Date”), Dragon Gold Resources, Inc., entered into and closed an Agreement and Plan of Reorganization (the “Exchange Agreement”) with Secure Voice Communications, Inc., a Texas corporation (“Secure Voice”) and the stockholders of Secure Voice (the “Stock Transaction”).  As a result of the Stock Transaction, Secure Voice became a wholly-owned subsidiary of Dragon Gold when Dragon Gold agreed to issue an aggregate of 3,207,840,000 shares of its common stock to the former shareholders of Secure Voice (in exchange for all the outstanding capital stock of Secure Voice), resulting in the former shareholders of Secure Voice owning approximately 98.5% of the issued and outstanding Dragon Gold common stock.  As the articles of incorporation only authorized the issuance of 500,000,000 shares of common stock, Dragon Gold issued 450,053,276 shares of common stock and was obligated to issue an additional 2,757,786,724 shares of common stock.  At the annual shareholders meeting which was held on June 19, 2007, the shareholders approved an 80-for-1 reverse split that did not reduce the number of authorized shares of common stock.  Upon the approval of the 80-for-1 reverse split, Dragon Gold issued the balance of these shares which equated to 34,472,334 shares on a post-split basis.

          As of December 31, 2007, Edgeline Holdings had three wholly-owned subsidiaries as follows:

•
Secure Voice Communications, Inc. (“Secure Voice”) – This subsidiary was incorporated in the State of Texas on May 9, 2007, with the initial primary focus being the development and readying for market a SIP (Session Initiation Protocol) based approach to defending voice traffic and voice packets against deliberate attacks such as DoS (Denial of Service) developing information.

•	New EnerSource, Inc. (“New EnerSource”) – This subsidiary was incorporated in the State of Texas on August 28, 2007, with the primary purpose to engage in enhanced oil recovery (“EOR”) projects.

•
Intertech Bio Corporation (“Intertech Bio”) – Intertech Bio was incorporated in the State of Texas on August 8, 2007.  Its primary purpose is to focus on developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.

Note 2.                       Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  The Company has not generated revenue since its inception and is unlikely to generate earnings in the immediate or foreseeable future.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As of December 31, 2007, the Company has accumulated losses of $1,549,389 since inception.  These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

Note 3.                       Stock-Based Compensation

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”).  This statement requires the cost resulting from all share-based payment transactions be recognized in the financial statements at their fair value on the grant date.  SFAS No. 123(R) was adopted by the Company on May 31, 2007.

The Company adopted SFAS No. 123(R) using the modified prospective application method described in the statement.  On May 31, 2007, the Board of Directors adopted the 2007 Stock Option Plan (the “Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success.  During the three months ended December 31, 2007, the Company issued 183,627 non-qualified stock options at exercise prices ranging from $0.41 to $0.56 per share to certain individuals for consulting services which the Company valued at $125,066 using the Black-Scholes option pricing model with the following assumptions: volatility of 232.61%, term of four years, risk free interest rate of 4.23% and dividend of 0%.  These options were exercised during the period and the Company received proceeds of $86,419.  The Plan was approved by the shareholders on June 19, 2007.

Note 4.               Option Agreement

On November 30, 2007, the Company entered into an Option Agreement with The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) to evaluate certain patent rights in relation to products arising therefrom and markets therefor and to negotiate a license with UTMDACC for the use of such patent rights on five (5) specific intellectual property rights.  As consideration for the option, The Company paid UTMDACC $20,000 for the period November 30, 2007 through August 31, 2008, and has the right to extend the option term to November 30, 2008, by paying UTMDACC an additional $40,000 on or before August 31, 2008.

Note 5.               Accounts Payable – Related Parties

Certain officers, directors and consultants, who are also stockholders of the Company, have paid for goods and services, or incurred expenses, for the benefit of the Company during the period from inception through December 31, 2007.  As of December 31, 2007, the amounts due from the Company to these related parties was $111,515.

Note 6.               Notes Payable – Related Parties

On May 10, 2007, Secure Voice Communications, Inc. (Texas) entered into a note agreement with Secure Voice Communications, Inc. (Florida) to acquire the license rights to a voice over IP (“VoIP”) technology.  The principal amount of the note is $200,000 with an annual interest rate of 9% and principal and accrued and unpaid interest due May 10, 2008.  The principal amount of the note exceeded the fair value of the license rights of $80,100 and the excess was charged to compensation expense.  Secure Voice Communications, Inc. (Florida) is owned 100% by KM Casey No. 1 LTD which is an affiliate of Kevan Casey, who is also affiliated with Silver Star Holdings, the majority shareholder of Edgeline Holdings.

At June 30, 2007, the Company performed an impairment test on the carrying value of the license agreement it had acquired from Secure Voice Communications, Inc. (Florida) and determined an impairment charge for the full carrying value of $80,100 was warranted.

On June 13, 2007, Edgeline Holdings entered into a note agreement with Tommy Allen, a shareholder of the Company in the principal amount of $20,000 at an annual interest rate of 10% and principal and accrued and unpaid interest due September 30, 2007.  During the quarter ended September 30, 2007, the Company had repaid $12,444 of the principal amount of the note to Mr. Allen and the Company made no payments during the quarter ended December 31, 2007.  Mr. Allen has verbally agreed to extend the due date of the note to March 31, 2008.

On July 24, 2007, Edgeline Holdings entered into a note agreement with SCJ Resources Corporation, an entity owned 100% by the Company’s CFO, in the principal amount of $25,000 at an annual interest rate of 10% and principal and accrued and unpaid interest due September 30, 2007.  In addition, the Company agreed to pay SCJ Resources Corporation a 10% transaction fee that will accrue interest from the date of the note.  SCJ Resources Corporation verbally agreed to extend the due date of the note and accrued and unpaid interest to March 31, 2008.

On November 30, 2007, the Company entered into a note agreement with Kevan Casey in the principal amount of $15,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest are due on May 31, 2008.

On November 30, 2007, the Company entered into a note agreement with KM Casey No. 1 LTD in the principal amount of $32,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest are due on May 31, 2008.

Note 7.                             Common Stock

Secure Voice Communications, Inc. (Texas) issued 29,648,000shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, Secure Voice Communications, Inc. (Texas) issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, Secure Voice Communications, Inc. (Texas)exchanged 100% of its common stock for approximately 98.5% ofEdgeline Holdingsas discussed in Note 1.

On June 19, 2007, the shareholders approved a 1-for-80 (1:80) reverse stock split which did not reduce the number of shares of common stock the Company is authorized to issue, but increased the par value from $0.001 to $0.08 per share.  Immediately following the shareholder approval of the reverse stock split, the Company completed the reverse stock split and issued the balance of the shares to be issued to the Secure Voice shareholders to complete the transaction.  The following table summarizes the stock issuances.

	Before 1:80 Reverse Split	After 1:80 Reverse Split
Common shares outstanding prior to reverse merger	49,946,724	624,334
Initial shares issued pursuant to reverse merger	450,053,276	5,625,666
Shares issued subsequent to shareholder meeting	2,757,786,724	34,472,334
Total shares outstanding	3,257,786,724	40,722,334

During August and September 2007, the Company issued 143,572 shares of its common stock to an individual through the exercise of stock options with exercise prices between $0.46 and $0.90 per share which the Company valued at $10,520.

On September 30, 2007, the Company issued 100,000 shares of its restricted common stock to two companies for consulting services which the Company valued at $82,000, the fair market value on the date of issuance.

During the quarter ended December 31, 2007, the Company issued 183,627 shares of its common stock through the exercise of stock options to two individuals for consulting services which the Company valued at $125,066 using the Black-Scholes option pricing model.

On November 7, 2007, the Company acquired all of the outstanding capital stock from the shareholders of Intertech Bio Corporation, a Texas corporation, through the issuance of 500,000 shares of its restricted common stock, which the Company valued at $220,000, the fair market value on the date of the acquisition.  The entire value of $220,000 was charged to expense as acquisition costs during the quarter ended December 31, 2007.  In addition, the Company issued 100,000 shares of its restricted common stock to two individuals pursuant to their consulting agreements which the Company valued at $46,000, the fair market value on the date of issuance.  Administratively, the Company has not issued the stock certificates to the shareholders of Intertech Bio Corporation or the consultants as the Company is renegotiating the transaction.  The 600,000 shares of common stock are included in the issued and outstanding calculations as if they had been issued.

On November 15, 2007, the Company issued 300,000 shares of its restricted common stock to Donald Picker, the Company’s Chief Operating Officer, pursuant to his consulting agreement which the Company valued at $129,000, the fair market value on the date of issuance.

On December 19, 2007, the Company issued 100,000 shares of its common stock pursuant to its 2007 Stock option Plan to an individual as payment for past and future legal services which the Company valued at $39,000, the fair market value on the date of issuance.

On December 20, 2007, the Company received a certificate for 300,000 shares of its common stock from a former shareholder of Secure Voice Communications, Inc., which the Company has returned to the transfer agent to be cancelled.

Note 8.               Funding

On December 20, 2007, the Company entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”).  Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months.  The maximum amount the Company may raise under the Investment Agreement is $10,000,000, provided it registers enough shares to raise this amount, although the Company is not obligated to request the entire $10,000,000.  Over a period of 36 months, the Company may periodically deliver new issue shares of its common stock to Dutchess, which then delivers cash to the Company based on a price per share tied to the current market price of its common stock.  The actual number of shares that the Company may issue subject to the investment agreement is not determinable as it is based on the market price of the Company’s common stock from time to time.

The amount that the Company shall be entitled to request from each purchase (“Puts”) shall be equal to, at the Company’s election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) (“ADV”) multiplied by the average of the 3 daily closing bid prices immediately preceding the Put Date.  The ADV shall be computed using the three (3) trading days prior to the Put Date.  The put date shall be the date that Dutchess receives a put notice of a draw down by the Company of a portion of the line.  The purchase price shall be set at ninety-six percent (96%) of the lowest closing bid price of the common stock during the pricing period.  The pricing period shall be the five (5) consecutive trading days immediately after the put notice date.  There are put restrictions applied on days between the put date and the closing date with respect to that particular Put.  During this time, the Company shall not be entitled to deliver another put notice.  Further, the Company shall reserve the right to withdraw the Put if the purchase price is less than seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

The Company paid Dutchess a non-refundable document preparation fee for the preparation of the investment agreement and registration rights agreement, which amount is carried on the balance sheet as “Deferred offering costs” and will be charged to additional paid in capital once the registration statement is declared effective.  The Company agreed to file a registration statement within 45 days of the execution of the investment agreement and registration rights agreement.  There are no registration penalties should the registration statement not be declared effective by the SEC.

Note 9.               Subsequent Events

Note Payable

On February 12, 2008, the Company entered into a note agreement with Kevan Casey in the principal amount of $70,000 and an annual interest rate of 10%.  The principal and accrued and unpaid interest are due upon demand.

Stock Options

On January 15, 2008, the Company issued 220,000 shares of its common stock to an individual as payment for advisory services to the Company pursuant to a consulting agreement, which the Company valued at $60,000.  The issuance of the shares was pursuant to the exercise of 220,000 nonqualified stock options with an exercise price of $0.08 per share.  The Company has recorded a stock subscription receivable in the amount of $17,600.

Part II

Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.
.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.  The expenses shall be paid by the Company.

SEC registration fees	$203
Legal fees	20,000
Accounting fees	5,000
Miscellaneous	10,000
Total	$35,203

Item 26.  Recent Sales of Unregistered Securities

     The following transactions were completed pursuant to either Section 4(2) of the Securities Act or Regulation D of the Securities Act.  With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons.  Each recipient either received adequate information about us or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

Secure Voice Communications, Inc. (Texas) issued 29,648,000shares of common stock to its founding stockholders in exchange for $1,000 in cash.  On May 17, 2007, Secure Voice Communications, Inc. (Texas) issued 1,650,000 shares of its common stock for cash of $165 and 8,800,000 shares of its common stock for services which it valued at $880.  On May 31, 2007, Secure Voice Communications, Inc. (Texas)exchanged 100% of its common stock for approximately 98.5% ofEdgeline Holdingsas discussed in Note 1.

On June 19, 2007, the shareholders approved a 1-for-80 (1:80) reverse stock split which did not reduce the number of shares of common stock the Company is authorized to issue, but increased the par value from $0.001 to $0.08 per share.  Immediately following the shareholder approval of the reverse stock split, the Company completed the reverse stock split and issued the balance of the shares to be issued to the Secure Voice shareholders to complete the transaction.  The following table summarizes the stock issuances.

	Before 1:80 Reverse Split	After 1:80 Reverse Split
Common shares outstanding prior to reverse merger	49,946,724	624,334
Initial shares issued pursuant to reverse merger	450,053,276	5,625,666
Shares issued subsequent to shareholder meeting	2,757,786,724	34,472,334
Total shares outstanding	3,257,786,724	40,722,334

On September 30, 2007, the Company issued 100,000 shares of its restricted common stock to two companies for consulting services which the Company valued at $82,000, the fair market value on the date of issuance.

On November 7, 2007, the Company acquired all of the outstanding capital stock from the shareholders of Intertech Bio Corporation, a Texas corporation, through the issuance of 500,000 shares of its restricted common stock, which the Company valued at $220,000, the fair market value on the date of the acquisition.  The entire value of $220,000 was charged to expense as acquisition costs during the quarter ended December 31, 2007.  In addition, the Company issued 100,000 shares of its restricted common stock to two individuals pursuant to their consulting agreements which the Company valued at $46,000, the fair market value on the date of issuance.  Administratively, the Company has not issued the stock certificates to the shareholders of Intertech Bio Corporation or the consultants as the Company is renegotiating the transaction.  The 600,000 shares of common stock are included in the issued and outstanding calculations as if they had been issued.

On November 15, 2007, the Company issued 300,000 shares of its restricted common stock to Donald Picker, the Company’s Chief Operating Officer, pursuant to his consulting agreement which the Company valued at $129,000, the fair market value on the date of issuance.

    On December 19, 2007, the Company issued 100,000 shares of its common stock pursuant to its 2007 Stock option Plan to an individual as payment for past and future legal services which the Company valued at $39,000, the fair market value on the date of issuance.

    With respect to issuances made pursuant to Regulation D of the Securities Act, we determined that each purchaser was an “accredited investor” as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

Item 27. Exhibits

EXHIBITS

Exhibit No.	Description
3.1	Articles (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
3.2	Amended Articles (incorporated by reference in the Form 8-k filed with the SEC on June 14, 2004)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
5.1	Legal Opinion of Brewer & Pritchard PC. Provided herewith.
10.1
Agreement and Plan of Reorganization between Dragon Gold Resources, Inc. and Secure Voice Communications, Inc. dated May 31, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007.

10.2	Edgeline Holdings, Inc. 2007 Stock Option Plan filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on July 25, 2007. *
10.3	Employment agreement dated May 10, 2007, with J. Leonard Ivins filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007. *
10.4	Investment Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.5	Registration Rights Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.6	Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Definitive Information Statement dated February 15, 2008.
21.1	Subsidiaries of the Registrant (incorporated by reference to Form 10-QSB filed with the SEC on February 20, 2008).
23.1	Consent of Independent Registered Public Accounting Firm. Provided herewith.

*  Indicates management contract or compensatory plan or arrangement.

ITEM 28.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

iii.	To include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     We further undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration  statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide   offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on February 28, 2008.

                                                                 Edgeline Holdings, Inc..

                                                       By:  /s/  J. Leonard Ivins
                                                                 J. Leonard Ivins, Chief Executive Officer

            In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                                                 Title                                                                                                                                 Date

/s/  J. Leonard Ivins
J. Leonard Ivins                                              Chief Executive Officer                                                                                                   February 28, 2008
     and Chairman of the Board

/s/  Carl A. Chase
Carl A. Chase                                                 Principal Financial and Accounting                                                                                 February 28, 2008
    Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Articles (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
3.2	Amended Articles (incorporated by reference in the Form 8-k filed with the SEC on June 14, 2004)
3.3	Bylaws (incorporated by reference in the Registration Statement on Form SB-2 filed with the SEC on August 13, 2003)
5.1	Legal Opinion of Brewer & Pritchard PC. Provided herewith.
10.1
Agreement and Plan of Reorganization between Dragon Gold Resources, Inc. and Secure Voice Communications, Inc. dated May 31, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007.

10.2	Edgeline Holdings, Inc. 2007 Stock Option Plan filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on July 25, 2007. *
10.3	Employment agreement dated May 10, 2007, with J. Leonard Ivins filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed on June 6, 2007. *
10.4	Investment Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.5	Registration Rights Agreement dated December 20, 2007, between Registrant and Dutchess Private Equities Fund, Ltd. Filed as an exhibit to the Company’s Form 8-K dated December 26, 2007.
10.6	Amended and Restated Articles of Incorporation filed as an exhibit to the Company’s Definitive Information Statement dated February 15, 2008.
21.1	Subsidiaries of the Registrant (incorporated by reference to Form 10-QSB filed with the SEC on February 20, 2008).
23.1	Consent of Independent Registered Public Accounting Firm. Provided herewith.

*  Indicates management contract or compensatory plan or arrangement.